                                                                    EXHIBIT 99.1


QUANEX LETTERHEAD

                                                                    NEWS RELEASE


Contact:
Jeff Galow, 713/877-5327
Patrick Cassidy, 713/877-5389

                                                           FOR IMMEDIATE RELEASE


                QUANEX SELLS LASALLE STEEL COMPANY SUBSIDIARY


Houston, Texas, April 18, 1997 Quanex Corporation (NYSE:NX) reported today that it has completed the previously announced sale of LaSalle Steel Company to a subsidiary of the Niagara Corporation (NASDAQ:NIAG) of Buffalo, New York, in a stock-for-cash transaction valued at approximately $65 million, subject to post-closing adjustments resulting from an audit of the final balance sheet.

        According to Vernon E. Oechsle, president and chief executive officer at Quanex, proceeds from the sale of LaSalle will be used to pay down the companys revolving line of credit and, longer term, for investment in the companys higher margin, higher growth businesses.

        A state-of-the-art manufacturer of cold drawn and chrome-plated steel bars for the automotive and durable goods industries, LaSalle Steel Company operates two plants located in Hammond and Griffith, Indiana.

        Niagara Corporation is a leading producer of cold finished steel bars with plants located in Buffalo, New York; Chattanooga, Tennessee; and Midlothian, Texas.

        Quanex is a technological leader in the mini-mill production of value-added steel bars, aluminum flat-rolled products, seamless and welded steel tubing, and impact-extruded aluminum and steel products for transportation, capital equipment, residential construction, and energy processing markets.

                                     ###